CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 19 to the Registration Statement on Form N-4 of our report dated April 13, 2007 relating to the statutory basis financial statements of the National Life Insurance Company for the years ended December 31, 2006 and 2005 and our report dated April 13, 2007 relating to the financial statements of the National Variable Annuity Account II for the year ended December 31, 2006, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

Hartford, Connecticut
April 23, 2007